CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 9, 1996, which appears on page 24 of the 1996 Annual Report to Stockholders of DT Industries, Inc. (the "Company"), which is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended June 30, 1996. Such Annual Report on Form 10-K is incorporated by reference in the Company's prospectus filed on November 27, 1996 pursuant to Rule 424(b) under the Securities Act of 1933. Such prospectus is incorporated by reference in this Form S-8. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of such Annual Report on Form 10-K.




/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

St. Louis, Missouri
February 7, 1997